Exhibit 10.6

ITRON, INC.
AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD NOTICE
FOR PARTICIPANTS IN FRANCE

Itron, Inc. (the "Company") hereby grants to Participant a restricted stock unit award (the "Award").  The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the "Award Notice"), the Restricted Stock Unit Award Agreement (the “Agreement”) and the Itron, Inc. Amended and Restated 2000 Stock Incentive Plan (the "Plan"), all of which are incorporated into the Award Notice in their entirety.

Participant:
Grant Date:
Number of Restricted Stock Units:
Vesting Schedule: The Award will vest in full on the second anniversary of the Grant Date ("Vesting Date").
Holding Period: From _________, 20__ until ________, 20__ inclusive (2 years from Vesting Date), or such other period applicable under French law.

Additional Terms/Acknowledgement:  This Award is subject to all the terms and conditions set forth in this Award Notice, the Agreement, and the Plan which are attached to and incorporated into this Award Notice in their entirety.

I accept this award subject to the terms and
conditions stated herein.

Attachments:
1. Restricted Stock Unit Award Agreement
2. Plan Summary
3. Stock Incentive Plan

ITRON, INC.
AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR PARTICIPANTS IN FRANCE

Pursuant to your Restricted Stock Unit Award Notice (the "Award Notice") and this Restricted Stock Unit Award Agreement (the "Agreement"), Itron, Inc. (the "Company") has granted you a Restricted Stock Unit Award (the "Award") under its Amended and Restated 2000 Stock Incentive Plan (the "Plan") for the number of restricted stock units indicated in your Award Notice.  Capitalized terms not expressly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The following has been established for the purpose of granting you an Award which qualifies for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, to eligible individuals who are resident in France for French tax purposes and/or subject to the French social security regime (a "French-Qualified Award").

However, certain events may affect the status of the Award as a French-Qualified Award and the Award may be disqualified in the future.  The Company does not make any undertaking or representation to maintain the French-qualified status of the Award.  If the Award no longer qualifies as a French-Qualified Award, the favorable tax and social security treatment will not apply and you will be required to pay your portion of social security contributions resulting from the Award.

Moreover, if you relocate to another country, any special terms and conditions applicable to restricted stock unit awards granted in such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the Award and any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The details of the Award are as follows:

1.	Definitions

The following additional terms shall be defined as follows:
"Disability" means disability as determined in categories 2 and 3 under Section 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

"Holding Period" means the 2-year period starting on the Vesting Date (or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying a French-Qualified Award under Section L. 225-197-1 of the French Commercial Code, as amended, or under the relevant sections of the French Tax Code of the French Security Code, as amended) during which the Participant shall hold the shares of Common Stock issued pursuant to the vesting of the Award in order to benefit from the favorable tax and social security regime in France.

"French Subsidiaries" means all the French subsidiaries of the Company within the meaning of Section L. 225-197-2 of the French Commercial Code or any provision substituted for same.

2.	Eligibility to Participate

(a) Subject to Section 2(c) below, any individual who, on the Grant Date of the Award and to the extent required under French law, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Subsidiary or who is a corporate officer of a French Subsidiary (subject to Section 2(c) below) shall be eligible to receive, at the discretion of the Plan Administrator, a French-Qualified Award, provided he or she also satisfies the eligibility conditions of Section 5 of the Plan.

(b) French-Qualified Awards may not be issued to a corporate officer of a French Subsidiary, other than the managing corporate officers (i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is employed by a French Subsidiary, as defined by French law.

(c) French-Qualified Awards may not be issued to Participants owning more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate executives of a French Subsidiary, as set forth in this Section 2.

3.	Vesting

The Award will vest according to the vesting schedule set forth in the Award Notice (the "Vesting Schedule"). One share of Common Stock will be issuable for each restricted stock unit that vests.  Restricted stock units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as "Vested Units."  Restricted stock units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as "Unvested Units."  The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the "Units").

Unless otherwise provided in this Agreement, as soon as practicable after the Vesting Date, the Company will settle the Vested Units by issuing to you one share of Common Stock for each Vested Unit.
The Award will terminate and the Unvested Units will be subject to forfeiture upon your termination of employment as set forth in Section 6 and as further described in Section 12(l) below.

4.	Non-Transferability

Notwithstanding any provision in the Plan to the contrary, except in the case of death, the Units shall not be transferred to any third party other than your heirs and the shares of Common Stock shall be issued only to you during your lifetime.

5.	No Rights as Shareholder

You shall not have voting, dividends rights or other rights as a shareholder of the Company with respect to the Units.

6.	Termination of Employment; Corporate Transaction

6.1	Termination of Employment.

Except as provided in Section 6.2 below, if your employment terminates during the Units' vesting period by reason of Disability or Retirement, the Unvested Units will vest pro-rata, based on the number of calendar days of employment with the Company or a Related Corporation during the vesting period, rounded down to the nearest whole number.

In case of your Retirement, the Units that become Vested Units as a result of such pro-rata vesting will not be settled in shares of Common Stock until the date such Units would otherwise have been settled in accordance with the Vesting Schedule.

In the event of your Disability, the Units that become Vested Units as a result of such pro-rata vesting will be settled to you within a reasonable period following the acknowledgement by the Company/the French Subsidiary of the Disability. You shall not be bound by the Holding Period.

Except as provided in Section 6.2 below, if your employment terminates during the Units' vesting period by reason of death, the Units will become transferable to your heirs.  The Company will issue the shares of Common Stock subject to the Units to your heirs upon their request, provided they contact the Company within six (6) months following your death.  If your heirs do not request the issuance of the shares of Common Stock within six (6) months of your death, the Units will be forfeited to the Company.  Your heirs shall not be bound by the Holding Period.

If your employment terminates for reasons other than death, Disability or Retirement, any Unvested Units will be forfeited to the Company.

6.2	Corporate Transactions.

In the event of a Corporate Transaction as described in Section 14.3.1 of the Plan, the Plan Administrator may, in its discretion, authorize an adjustment to the terms and conditions of the Award or the underlying shares of Common Stock in accordance with the Plan and pursuant to applicable French legal and tax rules.  Nevertheless, the Plan Administrator, at its discretion, may decide to make adjustments which are not authorized under French law, in which case the Award may no longer qualify as a French-Qualified Award and the favorable tax and social security treatment for the Award may be lost.

Assumption of the Award in the case of a Corporate Transaction, as well as an acceleration of vesting or the Holding Period or any other mechanism implemented upon a Corporate Transaction, or in any other event, to compensate you, may result in the Award no longer being eligible for the favorable French tax and social security regime.

7.	Holding Period and Shareholding Restrictions

Subject to the provisions of Section 6.1 above, you shall hold and keep the shares of Common Stock issued pursuant to the vesting of the Units during the Holding Period, even if you are no longer an employee or corporate officer, as applicable, of the French Subsidiary. As from the end of the Holding Period, the corresponding shares of Common Stock shall be freely transferable, subject to applicable legal and regulatory provisions in force and in particular to the provisions of Section 8 below.

In addition, if you qualify as a managing corporate officer, as defined in Section 2(b) above, and you are subject to shareholding restrictions under French law, you must hold 20% of the shares of Common Stock issued upon vesting of the Units and you may not sell such shares until you cease to serve as a managing corporate officer.  To ensure compliance with any applicable shareholding restrictions, the Company may require that the shares of Common Stock be held with a broker appointed by the Company (or according to any procedure implemented by the Company) until you cease to be subject to the shareholding restrictions.

8.	Closed Periods

As long as the Award and the shares of Common Stock issued upon vesting of the Units maintain their French-qualified status and to the extent such restriction is applicable under French law, the shares of Common Stock may not be sold during the "Closed Periods" defined in Section L. 225-197-1 of the French Commercial Code, as amended, which are currently: (a) ten quotation days before and after the disclosure to the public of the consolidated financial statements or the annual statements of the Company, and (b) any period during which the corporate management of the Company possesses material information which could, if disclosed to the public, significantly impact the quotation of the shares of Common Stock, until ten quotation days after the day such information is disclosed to the public.

To ensure compliance with the Closed Periods and the Holding Period described in Section 7 above, the Company may require that the shares of Common Stock be held with a broker appointed by the Company (or according to any procedure implemented by the Company)  until such shares of Common Stock are sold.

9.	Securities Law Compliance

9.1 You represent and warrant that you (a) have been furnished with a copy of the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

9.2 You hereby agree that you will in no event sell or distribute all or any part of the shares of Common Stock that you receive pursuant to settlement of this Award (the "Shares") unless (a) there is an effective registration statement under the U.S. Securities Act of 1933, as amended (the "Securities Act") and any applicable state and foreign securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.  You understand that the Company has no obligation to you to register the Shares with the U.S. Securities and Exchange Commission or any foreign securities regulator and has not represented to you that it will so register the Shares.

9.3 You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the "Acts") and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

9.4 You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

10.	Book Entry Registration of Shares

The Company will issue the Shares by registering the Shares in book entry form with the Company's transfer agent in your name and the applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system.

This book entry form will expressly stipulate to both you and the Company's transfer agent that the Shares are non-transferable during the entire Holding Period. You must accept this condition.

11.	Responsibility for Taxes

11.1 Regardless of any action the Company or your employer (the "Employer")  takes with respect to any or all income tax, social security, payroll tax or other tax-related items related to your participation in the Plan and legally applicable to you ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer.  You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the granting or vesting of the Award, the settlement of Vested Units, the issuance of Shares upon settlement of the Vested Units, the subsequent sale of Shares acquired upon settlement of the Vested Units and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

11.2 Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and or the Employer to satisfy all Tax-Related Items.

(a) In this regard, you hereby irrevocably appoint Fidelity or any brokerage firm designated by the Company for such purpose (the "Agent") as your Agent, and authorize the Agent, to:

(i)
Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Unit, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the Tax-Related Items and all applicable fees and commissions due to, or required to be collected by, the Agent;

(ii)	Remit directly to the Company the cash amount necessary to cover the Tax-Related Items;

(iii)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (i) above; and

(iv)	Remit any remaining funds to you.

(b) Alternatively, or in addition to or in combination with the withholding mechanism described in Section 11.2(a), you authorize the Company and/or the Employer at their discretion, to satisfy the obligations with regard to all Tax-Related Items by:

(i)	requiring you to pay to the Company or the Employer any amount of the Tax-Related Items; and/or

(ii)	withholding any amount of the Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer; and/or

(iii)	withholding in Shares to be issued upon settlement of the Vested Units.

(c) If the amount withheld is greater than the actual Tax-Related Items, the difference will be refunded to you as soon as practicable.  To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the Vested Units notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.  The Company may refuse to issue or deliver Shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.

11.3 You represent and warrant that you are not aware of any material, nonpublic information with respect to the Company or any securities of the Company; you are not subject to any legal, regulatory or contractual restriction which would prevent the Agent from conducting sales as provided herein; you do not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected pursuant to Section 11.2(a); and you are entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").  It is the intent of the parties that this Agreement comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act.

You understand that the Agent may effect sales as provided in Section 11.2(a) above jointly with sales for other employees of the Company and/or Related Corporations and that the average price for executions resulting from bunched orders will be assigned to your account.  In addition, you acknowledge that it may not be possible to sell Shares as provided by Section 11.2(a) due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the NASDAQ or other exchange where the Shares may be traded.  In the event of the Agent’s inability to sell Shares, you will continue to be responsible for the Tax-Related Items.

You acknowledge that regardless of any other term or condition of this Agreement, the Agent will not be liable to you for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of Section 11.2(a) and this Section 11.3.  The Agent is a third party beneficiary of Section 11.2(a) and this Section 11.3.

12.	Nature of Grant

In accepting the grant, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;

(c) all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

(e) you are voluntarily participating in the Plan;

(f) the Award and the Shares subject to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment contract, if any;

(g) the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;

(h) the Award and the Shares subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Related Corporation;

(i) the grant of the Award and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Related Corporation;

(j) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k) in consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Shares underlying the Award resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(l) in the event of termination of your employment (whether or not in breach of local labor laws), your right to vest in the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Board (or a committee appointed by the Board) shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award; and

(m) the Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

13. No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.  You acknowledge that you have either consulted with competent advisors independent of the Company to obtain advice concerning the receipt of the Award and the acquisition or disposition of any Shares to be issued pursuant to the Award in light of your specific situation or had the opportunity to consult with such advisors but chose not to do so.

14. Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its Related Corporations for the exclusive purpose of implementing, administering and managing your  participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to Fidelity or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than France.  You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative.  You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

15. Electronic Delivery and Participation

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. Language

If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

By signing and submitting the Award Notice, you confirm that you have read and understood the documents relating to this Award (the Award Notice, the Plan and the Agreement) which were provided in the English language.  You accept the terms of these documents accordingly.

En signant et en renvoyant la Notification d’Attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette Attribution (la Notification d’Attribution, le Plan et ce Contrat d’attribution) qui ont été communiqués en langue anglaise.  Vous en acceptez les termes en connaissance de cause.

17. General Provisions

17.1 Successors and Assigns.  The provisions of this Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

17.2 Governing Law and Choice of Venue.  The Award and the provisions of this Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington without giving effect to such state’s principles of conflict of laws.  For the purposes of litigating any dispute that arises under this grant of this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation shall be conducted in the courts of Spokane County, Washington, or the federal courts for the United States for the Eastern District of Washington, where this grant is made and/or to be performed.

17.3 Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.4 Notice. Any notice required or permitted hereunder shall be made in writing and sent to the following address:
Itron, Inc.
Attn. General Counsel
2111 N. Molter Road
Liberty Lake, WA USA 99019

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